Exhibit 4.4

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 17, 2014, by and among Summit Materials, LLC, a Delaware limited liability company (the “Company”), Summit Materials Finance Corp., a Delaware corporation wholly-owned by the Company (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “ Base Indenture”), dated as of January 30, 2012, as supplemented by a supplemental indenture, dated as of March 13, 2012 (the “First Supplemental Indenture” and as further supplemented by this Supplemental Indenture, the “Indenture”) providing for the issuance of 10.5% Senior Notes due 2020;

WHEREAS, pursuant to the Indenture, the Issuers initially issued $250,000,000 in aggregate principal amount of the Issuers’ 10.5% Senior Notes due 2020 (the “Initial Notes”);

WHEREAS, Section 2.01(d) of the Indenture provides that Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers (subject to the Issuers’ compliance with Section 4.09 of the Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes;

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $260,000,000 in aggregate principal amount of additional notes, having terms substantially identical in all material respects to the Initial Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Additional Securities. As of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the Additional Notes under the Indenture, having terms substantially identical in all material respects to the Initial Notes, at an issue price of 108.75%, plus accrued and unpaid interest from July 31, 2013. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture.

(3) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuers or any of the Guarantors (other than the Issuers and the Guarantors) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, subch obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and relase are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

(8) This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(9) Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all the terms and conditions of this Supplemental Indenture, with respect to the Notes, shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Issuers: SUMMIT MATERIALS, LLC SUMMIT MATERIALS FINANCE CORP.

By:	/s/ Brian J. Harris
Name: Brian J. Harris Title: Chief Financial Officer

[Supplemental Indenture Signature Page]

Guarantors:

SUMMIT MATERIALS HOLDINGS II, LLC

SUMMIT MATERIALS CORPORATIONS I, INC.

B&B RESOURCES, INC.

ELAM CONSTRUCTION, INC.

HAMM, INC.

N.R. HAMM CONTRACTOR, LLC

N.R. HAMM QUARRY, LLC

RK HALL, LLC

R.K. HALL CONSTRUCTION, LTD.

By: RKH Capital, L.L.C., its general partner

SCS MATERIALS, L.P.

By: RKH Capital, L.L.C., its general partner

B&H CONTRACTING, L.P.

By: RKH Capital, L.L.C., its general partner

RKH CAPITAL, L.L.C.

CON-AGG OF MO, L.L.C.

HINKLE CONTRACTING COMPANY, LLC

BOURBON LIMESTONE COMPANY

KILGORE COMPANIES, LLC

CORNEJO & SONS, L.L.C.

AUSTIN MATERIALS, LLC

INDUSTRIAL ASPHALT, LLC

By:	/s/ Anne L. Benedict
Name:Anne L. Benedict Title: Secretary

CONTINENTAL CEMENT COMPANY, L.L.C.

By:	/s/ Mark Strieker
Name: Mark Strieker
Title: Vice President of Finance and Administration

[Supplemental Indenture Signature Page]

Trustee: WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Supplemental Indenture Signature Page]